Exhibit 21.1

MModal Inc. Subsidiary Listing

•	MModal CB Inc. (f/k/a CBay Inc.)

•	MModal MQ Inc. (f/k/a MedQuist, Inc.)

•	MModal IP LLC (f/k/a MedQuist IP LLC)

•	MedQuist of Delaware, Inc.

•	MedQuist CM LLC

•	MModal Services, Ltd. (f/k/a MedQuist Transcriptions, Ltd.)

•	MModal Canada Co. (f/k/a MedQuist Canada)

•	MModal Limited (f/k/a Speech MachinesLimited)

•	MModal Systems & Services Inc. (f/k/a CBay Systems & Services, Inc.)

•	Mirus Systems, Inc.

•	CBay Holdings, Ltd.

•	Suyash Software Pvt. Ltd.

•	CBay Systems (India) Pvt. Ltd.

•	Alltype Medical Transcription Services, Inc.

•	Poiesis Infomatics Inc.

•	Multimodal Technologies, LLC